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                                                                       EXHIBIT 8

                                 BAKER & DANIELS
                      300 NORTH MERIDIAN STREET, SUITE 2700
                        INDIANAPOLIS, INDIANA 46204-1782
                        (317) 237-0300 (317) 237-1000 FAX




December 22, 1997



Simon DeBartolo Group, Inc.
National City Center
Suite 15 East
115 West Washington Street
Indianapolis, Indiana 46204

Ladies and Gentlemen:

         You have asked our opinion concerning the federal income tax matters pertaining to Simon DeBartolo Group, Inc. (the "Company") in connection with the issuance and sale by the Company of 301,887 shares of the Company's Common Stock, par value $0.0001 per share (the "Common Stock").

         In connection with the opinions expressed herein, we have reviewed: (i) the Registration Statement on Form S-3, Registration No. 333-11431 (the "Registration Statement"), and the Prospectus constituting a part thereof, dated September 20, 1996, relating to the issuance from time to time of up to $750,000,000 aggregate public offering price of Common Stock, Preferred Stock, Depository Shares and Warrants of the Company pursuant to Rule 415 promulgated under the Securities Act of 1933, as amended (the "1933 Act"); and (ii) the Prospectus Supplement dated December 18, 1997, relating to an offering of Common Stock as filed pursuant to Rule 424 promulgated under the 1933 Act (the "Prospectus Supplement"). All capitalized terms used herein and not otherwise defined have the meanings given them in the Registration Statement.

         We have also examined and, with your consent, relied upon the following: (i) the Fifth Amended and Restated Agreement of Limited Partnership of Simon DeBartolo Group, L.P. (the "Operating Partnership"); (ii) the Third Amended and Restated Agreement of Limited Partnership of Simon Property Group, L.P.; (iii) the Fourth Amended and Restated Partnership Agreement of Shopping Center Associates as amended by the First Amendment dated April 8, 1992, the Second Amendment dated December 30, 1992, and the Third Amendment dated March 19, 1993; (iv) the opinions of Willkie Farr & Gallagher, dated


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as of August 9, 1996, addressed to Simon Property Group, Inc., the former name of the Company; and (v) such other documents, records and instruments as we have deemed necessary in order to enable us to render the opinions expressed herein.

         In our examination of documents, we have assumed, with your consent,
(i) that all documents submitted to us are authentic originals, or if submitted as photocopies, that they faithfully reproduce the originals thereof; (ii) that all such documents have been or will be duly executed to the extent required;
(iii) that all representations and statements set forth in such documents are true and correct; (iv) that any representation or statement made as a belief or made "to the knowledge of," or similarly qualified is correct and accurate without such qualification; (v) that all obligations imposed by any such documents on the parties thereto have been or will be performed or satisfied in accordance with their terms; and (vi) that the Company, SD Property, RPT, the Operating Partnership, SCA, the Management Companies and partnerships in which the Company or SD Property have direct or indirect interests ("Subsidiary Partnerships") at all times will be organized and operated in accordance with the terms of such documents. We have further assumed that, except for any exceptions set forth in the representation letter described in the following paragraph, the statements and descriptions of the Company's, SD Property's, RPT's, the Operating Partnership's, the Management Companies' and the Subsidiary Partnerships' businesses, properties, and intended activities as described in the Registration Statement and the documents incorporated therein by reference are accurate and complete and that all actions contemplated therein with respect to the organization of each of the Companies have been or will be completed in a timely fashion.

         For purposes of rendering the opinions expressed herein, we also have assumed, with your consent, the accuracy of the representations contained in the letter from the Company to us of even date herewith. These representations relate to the classification and operation of each of the Companies as a REIT and the organization and operation of the Operating Partnership, the Subsidiary Partnerships and the Management Companies.

         Based upon and subject to the foregoing, we are of the opinion that:

         1. Each of the Companies has been organized and has operated in a manner so as to qualify for taxation as a REIT and their methods of operation will enable them to continue to meet the requirements of qualification and taxation as REITs under the Code.

         2. The information in the Prospectus Supplement under the caption "Revised Discussion of Federal Income Tax Considerations" fairly summarizes the federal income tax considerations that are likely to be material to a holder of the Common Stock.
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         This opinion is given as of the date hereof and is based on various statutory provisions, regulations promulgated thereunder and interpretations thereof by the Internal Revenue Service and the courts having jurisdiction over such matters, all of which are subject to change either prospectively or retroactively. Further, any variation or difference in the facts from those set forth in the Registration Statement may affect the conclusions stated herein. Moreover, each of the Companies' qualification and taxation as a REIT depends upon its ability to meet, through actual annual operating results, requirements under the Code regarding income, assets, distributions and diversity of stock ownership. Because each of the Companies' satisfaction of these requirements will depend upon future events, no assurance can be given that the actual results of its operations for any one taxable year will satisfy the tests necessary to qualify as or be taxed as a REIT under the Code.

         This opinion is furnished to you solely for use in connection with the Registration Statement. We hereby consent to the filing of this opinion as
Exhibit 8 to the Registration Statement and to the use of our name under the caption "Certain Federal Income Tax Consequences" in the Prospectus Supplement which is a part of the Registration Statement. In giving this consent we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations of the Securities and Exchange Commission thereunder.

         We express no opinions as to any federal income tax issue or other matter except those set forth or confirmed above.

                                Very truly yours,

                               /s/ BAKER & DANIELS